Exhibit 99.1

C4 Therapeutics Reports Second Quarter 2025 Financial Results and Recent Business Highlights
Cemsidomide Phase 1 Data in Multiple Myeloma Accepted as an Oral Presentation
at the International Myeloma Society (IMS) Annual Meeting; As of the July 23, 2025, Data Cutoff, Phase 1 ORR Remains at 40% at the 75 µg Dose Level and at 50% at the 100 µg Dose Level
Productive Type C Meeting Held With FDA; Registrational Development of Cemsidomide in Multiple Myeloma on Track to Initiate in Early 2026
Preclinical Milestone Achieved Under the Collaboration With Merck KGaA, Darmstadt, Germany, Which Is Focused on Two Projects Within the KRAS Family
Disciplined Capital Allocation Extends Runway to Mid-2027
WATERTOWN, Mass., Aug. 7, 2025 (GLOBE NEWSWIRE) -- C4 Therapeutics, Inc. (C4T) (Nasdaq: CCCC), a clinical-stage biopharmaceutical company dedicated to advancing targeted protein degradation science, today reported financial results for the second quarter ended June 30, 2025, as well as business updates.
“The first half of 2025 was driven by focused execution across our business with the achievement of several research milestones with our collaborators and within our internal preclinical pipeline, the advancement of cemsidomide toward label-enabling trials and continued financial discipline that resulted in extending cash runway. We recently completed enrollment in the ongoing cemsidomide Phase 1 trials in multiple myeloma and non-Hodgkin’s lymphoma and look forward to sharing the full Phase 1 multiple myeloma data in September, which we believe further demonstrate cemsidomide’s best-in-class potential. Our recent Type C meeting with the FDA enabled refinement of our cemsidomide registrational development plans and we remain on track to initiate registrational development in early 2026,” said Andrew Hirsch, president and chief executive officer of C4 Therapeutics. “Additionally, as part of C4T’s commitment to strategic capital allocation and despite cemsidomide’s compelling response rates observed in non-Hodgkin’s lymphoma, we are prioritizing cemsidomide multiple myeloma registrational development as we believe this has the highest potential for patient impact and value creation.”
SECOND QUARTER 2025 HIGHLIGHTS AND RECENT ACHIEVEMENTS
Cemsidomide:
•Completed enrollment and dose escalation for the Phase 1 trial of cemsidomide in multiple myeloma (MM) and non-Hodgkin’s Lymphoma (NHL). Cemsidomide continued to demonstrate a well-tolerated profile and compelling response rates in MM and NHL. The highest dose level studied in both indications was 100 µg once daily (QD).
•Data from the cemsidomide Phase 1 trial in MM was accepted as an oral presentation at the International Myeloma Society (IMS) Annual Meeting taking place from September 17 – September 20, 2025 in Toronto, Canada. The presentation will include data from all safety and efficacy evaluable MM patients from all dose levels studied.
•C4T had a productive Type C meeting with the U.S. Food and Drug Administration (FDA) that enabled further refinement of the cemsidomide registrational development plan. By year-end

2025, C4T expects to align with the FDA on a recommended Phase 2 dose based on the existing Phase 1 MM data.
•Additionally, C4T is on track to initiate registrational development in early 2026. The next phase of development will evaluate cemsidomide in combination with dexamethasone in the late-line MM setting and in combination with a B-cell maturation antigen bispecific T-cell engager (BCMA BiTE) for earlier lines of MM treatment.
CFT8919:
•Partner Betta Pharmaceuticals continues to advance the CFT8919 Phase 1 dose escalation trial in Greater China.
Research and Discovery Collaborations:
•C4T advanced its collaboration with Merck KGaA, Darmstadt, Germany (MKDG), which is focused on two projects within the KRAS family, to a milestone on one of these projects. C4T earned $1 million upon achieving this milestone.
•C4T has identified multiple degraders against two novel targets outside of oncology, which are now advancing into the next phase of discovery.
KEY UPCOMING MILESTONES AND DATA PRESENTATIONS
•Present data from full cemsidomide Phase 1 dose escalation in MM at IMS taking place from September 17 – September 20, 2025.
◦Binod Dhakal, M.D., M.S., associate professor of medicine, Medical College of Wisconsin, Division of Hematology, will present an oral presentation titled “Updated Results of a Phase 1 First-in-Human Study of Cemsidomide (CFT7455), a Novel MonoDAC® Degrader, with Dexamethasone in Patients with Relapsed/Refractory Multiple Myeloma.”
◦Management will host an investor call to discuss cemsidomide data in MM in conjunction with the IMS presentation.
•Present data from cemsidomide Phase 1 dose escalation in NHL in Q4 2025.
•Enable initiation of the next phase of cemsidomide clinical development in MM with new studies expected to initiate in early 2026.
•Present poster analyzing cemsidomide clinical data of population pharmacokinetic and exposure-response relationships in MM and NHL at the 2025 American Conference on Pharmacometrics (ACoP 2025) on October 20, 2025.
SECOND QUARTER 2025 FINANCIAL RESULTS
Revenue: Total revenue for the second quarter of 2025 was $6.5 million, compared to $12.0 million for the second quarter of 2024. The decrease in revenue was primarily due to an $8.0 million milestone that was earned from Biogen in the second quarter of 2024 partially offset by achievement of a preclinical milestone under our MKDG collaboration and continued progress on our other collaboration programs.
Research and Development (R&D) Expense: R&D expense for the second quarter of 2025 was $26.2 million compared to $23.8 million for the second quarter of 2024. The increase in R&D expense was primarily related to clinical trial expenses for cemsidomide, in addition to increased preclinical spend as the company’s research collaborations continue to advance.

General and Administrative (G&A) Expense: G&A expense for the second quarter of 2025 was $8.8 million compared to $9.7 million for the second quarter of 2024. The decrease was primarily related to lower stock-based compensation expense.
Net Loss and Net Loss per Share: Net loss for the second quarter of 2025 was $26.0 million, compared to $17.7 million for the second quarter of 2024. Net loss per share for the second quarter of 2025 was $0.37 compared to $0.26 for the second quarter of 2024.
Cash Position and Financial Guidance: Cash, cash equivalents and marketable securities as of June 30, 2025 were $223.0 million, compared to $234.7 million as of March 31, 2025 and $267.3 million as of December 31, 2024. The decrease during the second quarter was primarily the result of cash used to fund operations and advance our programs, partially offset by cash received for milestones under our Roche and MKDG collaborations. The company expects that its cash, cash equivalents and marketable securities as of June 30, 2025 will enable the company to fund its operating plan to mid-2027.
About C4 Therapeutics
C4 Therapeutics (C4T) (Nasdaq: CCCC) is a clinical-stage biopharmaceutical company dedicated to delivering on the promise of targeted protein degradation science to create a new generation of medicines that transforms patients’ lives. C4T is progressing targeted oncology programs through clinical studies and leveraging its TORPEDO® platform to efficiently design and optimize small-molecule medicines to address difficult-to-treat diseases. C4T’s degrader medicines are designed to harness the body’s natural protein recycling system to rapidly degrade disease-causing proteins, offering the potential to overcome drug resistance, drug undruggable targets and improve patient outcomes. For more information, please visit www.c4therapeutics.com.
About Cemsidomide
Cemsidomide is an investigational, orally bioavailable small-molecule degrader designed to be a more potent and selective degrader of IKZF1/3, transcription factors that drive multiple myeloma (MM) and non-Hodgkin’s lymphomas (NHL), with unique pharmacokinetic properties. Clinical data has shown that cemsidomide is well-tolerated. In MM, cemsidomide displays compelling evidence of anti-myeloma activity and immunomodulatory effects. In NHL, cemsidomide displays compelling evidence of anti-lymphoma activity. More information may be accessed at www.clinicaltrials.gov (identifier: NCT04756726).
About CFT8919
CFT8919 is an orally bioavailable allosteric degrader that is designed to be potent and selective against EGFR bearing an oncogenic L858R mutation. In preclinical studies, CFT8919 is active in in vitro and in vivo models of L858R driven non-small cell lung cancer. Importantly, CFT8919 retains full activity against additional EGFR mutations that confer resistance against approved EGFR inhibitors including L858R-C797S, L858R-T790M and L858R-T790M-C797S. C4T and Betta Pharmaceuticals have established a strategic partnership to develop CFT8919 in Greater China, where the Phase 1 clinical trial is underway. C4T retains development and commercialization rights for CFT8919 in the United States, European Union and rest of the world.
Forward-Looking Statements
This press release contains “forward-looking statements” of C4 Therapeutics, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but may not be limited to, express or implied statements regarding our ability to develop potential therapies for patients; the design and potential efficacy of our therapeutic approaches; the predictive capability of our TORPEDO® platform in the development of novel, selective, orally bioavailable BiDAC™ and

MonoDAC® degraders; the potential timing, design and advancement of our preclinical studies and clinical trials, including the potential timing for and receipt of regulatory advice or authorization related to clinical trials and other clinical development activities including clinical trial commencement or cohort initiation; our ability and the potential to successfully manufacture and supply our product candidates for clinical trials; our ability to replicate results achieved in our preclinical studies or clinical trials in any future studies or trials; our ability to replicate interim or early-stage results from our clinical trials in the results obtained when those clinical trials are completed or when those therapies complete later-stage clinical trials; regulatory developments in the United States and foreign countries; the anticipated timing and content of presentations of data from our clinical trials; and our ability to fund our future operations. Any forward-looking statements in this press release are based on management’s current expectations and beliefs of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: uncertainties related to the initiation, timing, advancement and conduct of preclinical and clinical studies and other development requirements for our product candidates; the risk that any one or more of our product candidates will cost more to develop or may not be successfully developed and commercialized; and the risk that sufficient capital to fund our future operations will be available to us on acceptable terms or at the times required. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in C4 Therapeutics’ most recent Annual Report on Form 10-K and/or Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and C4 Therapeutics undertakes no duty to update this information unless required by law.

Contacts:
Investors:
Courtney Solberg
Associate Director, Investor Relations
CSolberg@c4therapeutics.com
Media:
Loraine Spreen
Senior Director, Corporate Communications & Patient Advocacy
LSpreen@c4therapeutics.com

Condensed Consolidated Balance Sheet Data
(in thousands)
(Unaudited)

	June 30, 2025	December 31, 2024
Cash, cash equivalents and marketable securities	$222,973	$267,263
Total assets	296,527	349,602
Deferred revenue	43,770	47,169
Total stockholders' equity	174,064	215,986
 Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenue from collaboration agreements	$6,463	$12,006	$13,701	$15,045
Operating expenses:
Research and development	26,197	23,753	53,269	46,286
General and administrative	8,767	9,695	18,097	19,983
Restructuring	—	—	—	2,437
Total operating expenses	34,964	33,448	71,366	68,706
Loss from operations	(28,501)	(21,442)	(57,665)	(53,661)
Other income, net:
Interest and other income, net	2,481	3,726	5,323	7,584
Total other income, net	2,481	3,726	5,323	7,584
Net loss	$(26,020)	$(17,716)	$(52,342)	$(46,077)
Net loss per share − basic and diluted	$(0.37)	$(0.26)	$(0.74)	$(0.67)
Weighted-average shares outstanding − basic and diluted	71,005,743	68,810,259	70,919,871	68,621,214